EXHIBIT 99.1

Contact:
Gerard M. Hayden, Jr.
Chief Financial Officer
(615) 301-3163
ir@healthstream.com

Media:
Mollie Condra
AVP, Investor Relation & Communications
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES THIRD QUARTER 2013 RESULTS

NASHVILLE, Tenn. (October 21, 2013)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of learning, talent management, and research solutions for the healthcare industry, announced today results for the third quarter ended September 30, 2013.

Highlights:

•	Revenues of $33.7 million in the third quarter of 2013, up 28% from revenues of $26.4 million in the third quarter of 2012

•	Operating income of $3.9 million in the third quarter of 2013, up four percent from operating income of $3.7 million in the third quarter of 2012

•	Net income of $2.3 million in the third quarter of 2013, up 16% from net income of $2.0 million in the third quarter of 2012, and earnings per share (EPS) of $0.08 per share (diluted) in the third quarter of 2013, compared to EPS of $0.07 in the third quarter of 2012

•	Adjusted EBITDA[1] of $6.3 million in the third quarter of 2013, up 10% from $5.7 million in the third quarter of 2012

•	Acquired substantially all of the assets of Baptist Leadership Group on September 9, 2013

Financial Results:
Third Quarter 2013 Compared to Third Quarter 2012
Revenues for the third quarter of 2013 increased $7.3 million, or 28 percent, to $33.7 million, compared to $26.4 million for the third quarter of 2012.

Revenues from HealthStream Learning & Talent Management increased by $6.2 million, or 31 percent, when compared to the third quarter of 2012. Revenues from our Internet-based subscription products increased by approximately $5.4 million, or 28 percent, over the prior year quarter due to a higher number of subscribers and more courseware consumption by subscribers. Revenues in the third quarter of 2013 were positively influenced by courseware subscriptions associated with, among other products, ICD-10 training. Revenues from ICD-10 training were approximately $3.9 million in the third quarter of 2013, up $3.3 million over the prior year third quarter. Revenues from our credentialing software product, an installed solution, contributed $1.0 million during the third quarter of 2013. Revenues from SimVentures, our collaborative arrangement with Laerdal Medical A/S, increased by $146,000, or 35 percent, over the prior year third quarter to $565,000. Revenues from project-based services decreased $220,000 from the prior year quarter due to fewer content development projects.

[1]	Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of adjusted EBITDA to net income is included in this release.

Revenues from HealthStream Research increased by $1.0 million, or 17 percent, when compared to the third quarter of 2012. Revenues from Patient Insights™ surveys—a survey research product that generates recurring revenues—increased by $753,000, or 15 percent, when compared to the third quarter of 2012. Revenues from other surveys, which are conducted on annual or bi-annual cycles, increased slightly over the third quarter of 2012. The financial results for Baptist Leadership Group (BLG) have been included in the Company’s financial statements from the date of acquisition and are also included in the HealthStream Research segment.

Generally accepted accounting principles (GAAP) require companies to write down beginning balances of acquired deferred revenue balances as part of “fair value” accounting as defined by GAAP. During the third quarter 2013, HealthStream reported a $167,000 reduction to GAAP revenues and a corresponding $167,000 reduction to operating income and $98,000 reduction to net income as a result of deferred revenue write-downs for the Sy.Med Development and Baptist Leadership Group acquisitions in October 2012 and September 2013, respectively. The table reconciling GAAP to non-GAAP financial measures included in this release shows the impact of beginning balance deferred revenue write-downs on financial results.

Operating income for the third quarter of 2013 increased by four percent to $3.9 million, compared to $3.7 million for the third quarter of 2012. The growth in revenues was mostly offset by operating expense increases associated with higher royalties, personnel additions, sales commissions, depreciation and amortization, and other general expenses.

Net income increased by 16 percent to $2.3 million for the third quarter of 2013 compared to $2.0 million in the third quarter of 2012. Earnings per share increased by 14 percent to $0.08 per share (diluted) in the third quarter of 2013, compared to $0.07 per share (diluted) for the third quarter of 2012.

Adjusted EBITDA (which we define as net income before interest, income taxes, share-based compensation, and depreciation and amortization) increased by 10 percent to $6.3 million for the third quarter of 2013, compared to $5.7 million for the third quarter of 2012.

At September 30, 2013, the Company had cash and marketable securities of $104.7 million. Capital expenditures totaled $2.2 million for the third quarter of 2013.

Year-to-Date 2013 Compared to Year-to-Date 2012
For the first nine months of 2013, revenues were $95.2 million, an increase of 26 percent over revenues of $75.9 million in the first nine months of 2012. Operating income for the first nine months of 2013 improved by 10 percent to $11.2 million, compared to $10.1 million for the first nine months of 2012. Net income for the first nine months of 2013 increased by 14 percent to $6.7 million, compared to $5.8 million for the first nine months of 2012. Earnings per share were $0.24 per share (diluted) for the first nine months of 2013, up from $0.21 per share (diluted) for the first nine months of 2012.

Other Business Updates
At September 30, 2013, approximately 3,196,000 healthcare professionals were fully implemented to use our Internet-based HealthStream Learning Center (HLC) for training and education. This number is up from approximately 2,869,000 fully implemented users at September 30, 2012. The total number of contracted subscribers at September 30, 2013 was approximately 3,411,000, up from approximately 2,975,000 at September 30, 2012. “Contracted subscribers” include both the 3,196,000 subscribers already implemented and the 215,000 subscribers in the process of implementation.

“Annualized Revenue per Implemented Subscriber” is a measure of our progress in growing the value of our customer base. Annualized Revenue per Implemented Subscriber represents the quarter’s revenue from Internet-based subscription products annualized, then divided by the quarter’s average total implemented subscribers. The following table shows the metric for the third quarter of 2013 and the preceding seven quarters.

Learning & Talent Management – Annualized Revenue per Implemented Subscriber

Q4 2011	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013	Q2 2013	Q3 2013

$22.97	$24.65	$25.95	$26.98	$27.04	$28.47	$29.40	$30.95

Note: Internet-based subscription products include subscriptions to our platform, plus courseware/content subscriptions. The above metric does not include revenues from SimCenter; the Company reports those revenues separately as part of our SimVentures collaborative arrangement.

Based on the number of subscribers, our renewal rate was 85 percent in the third quarter of 2013. Our renewal rate for the number of subscribers reflects the number of subscribers that were up for renewal in the quarter that chose to renew plus the addition of new subscribers on these accounts, compared to previously contracted amounts. The renewal rate based on subscribers for the third quarter of 2013 compares to a renewal rate of 97 percent during the third quarter of 2012.

Based on contract value, our renewal rate was 93 percent in the third quarter of 2013. Our renewal rate for contract value reflects any pricing adjustment that may occur at renewal along with increases in contract value due to the addition of new subscribers as compared to previously contracted amounts. Our calculation of this renewal rate includes only the base subscriptions to our platform; it does not include the purchase of additional products or content purchased prior to or at the time of renewal. The renewal rate based on contract value for the third quarter of 2013 compares to a renewal rate of 95 percent during the third quarter of 2012.

For the trailing four quarters ended September 30, 2013, customers representing approximately 95 percent of subscribers that were up for renewal did renew, while our renewal rate based on the annual contract value was approximately 96 percent. The trailing four quarter renewal measurements are calculated on the same basis as the quarter results.

During the third quarter of 2013, the Company continued to expand its customer base for two of our talent management offerings, the HealthStream Performance Center™ (HPC) and the HealthStream Competency Center™ (HCC). Since our launch of the Performance Center approximately 18 months ago, the number of contracted subscribers has reached approximately 250,000 healthcare professionals—across both the Performance Center and Competency Center. Approximately 34,000 of those subscribers were contracted in the third quarter of 2013.

In September of 2013, HealthStream enhanced its patient experience solution through the acquisition of substantially all of the assets of Baptist Leadership Group (BLG), a Pensacola, Florida-based consulting practice. The Company gained a comprehensive suite of assessment tools and training curricula, along with a staff of experienced coaches and experts—all focused on patient-centered performance excellence in healthcare. We believe that BLG provides healthcare organizations with a comprehensive roadmap that includes high-impact products, services, and coaching to craft a strategy that improves the patient experience. HealthStream purchased substantially all of the assets of BLG for approximately $7.2 million in cash and approximately $0.5 million in HealthStream common stock.

On October 15-17, 2013, we welcomed 625 of our customers from across the nation to our 2013 Summit, held in Nashville. At this event, workshops and presentations focused on the sharing of best practices for developing the healthcare workforce and on improving healthcare organizations. Approximately 100 sessions were held, collectively, along four tracks: Leadership & Strategy, Human Resources, Education, and Quality. An Exhibition Hall was included where 20 of our partners—including Laerdal Medical, Lippincott Williams & Wilkins, and Precyse—had booths that showcased their products made available through HealthStream. Attendees also had the chance to participate in numerous training and continuing education opportunities, including five pre-conference workshops.

Financial Outlook for 2013
The Company is updating its previous guidance and anticipates consolidated revenues for 2013 to grow between 26 to 28 percent over full-year 2012. We anticipate revenue growth in the Learning & Talent Management segment to be in the 30 to 32 percent range and the Research segment’s revenues to increase approximately eight to 10 percent.

We anticipate that 2013 full-year operating income will be approximately six to 10 percent over full-year 2012, capital expenditures will be between $8 million to $9 million, and our effective tax rate will be approximately 41 to 44 percent.

Commenting on third quarter 2013 results, Robert A. Frist, Jr., chief executive officer, HealthStream, said “With third quarter 2013 revenues up 28 percent and net income up over 16 percent—both over the prior year quarter, we are positioned to finish the year strong—as reflected in our updated financial guidance,” said Robert A. Frist, Jr., chairman and chief executive officer, HealthStream. “Our progress is gaining visibility as we were recently ranked #89 in Forbes’ 2013 list of the ‘Top 100 Best Small Companies in the U.S.,’ which is the second consecutive year that HealthStream has been ranked in this prestigious list. We believe that our continued focus on helping healthcare organizations develop their workforce and improve outcomes is supporting the achievement of our vision to improve the quality of healthcare by assessing and developing the people who deliver care.”

A conference call with Robert A. Frist, Jr., chief executive officer, Gerard M. Hayden, Jr., senior vice president and chief financial officer, and Mollie Condra, associate vice president of investor relations and corporate communications, will be held on Tuesday, October 22, 2013 at 9:00 a.m. (EDT). To listen to the conference, please dial 877-647-2842 (no conference ID needed) if you are calling within the domestic U.S. or Canada. If you are an international caller, please dial 914-495-8564 (no conference ID needed). The conference may also be accessed by going to http://ir.healthstream.com/events.cfm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 855-859-2056 (conference ID #87086806) for U.S. and Canadian callers and 404-537-3406 (conference ID #87086806) for international callers.

Use of Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, non-GAAP revenue, and adjusted EBITDA, which are used by management in analyzing its financial results and ongoing operational performance.

In order to better assess the Company’s financial results, management believes that income before interest, income taxes, share-based compensation, depreciation and amortization (“adjusted EBITDA”) is an appropriate measure for evaluating the operating performance of the Company because adjusted EBITDA reflects net income adjusted for non-cash and non-operating items. Adjusted EBITDA is also used by many investors to assess the Company’s results from current operations. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under GAAP. Because adjusted EBITDA is not a measurement determined in accordance with GAAP, it is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Recently the Company has acquired businesses whose net tangible assets include deferred revenue. In accordance with GAAP reporting requirements, the Company may record a write down of deferred revenue to fair value as defined in GAAP. If the Company is required to record a write-down of deferred revenue, it may result in lower recognized revenue. In order to provide more accurate trends and comparisons of the Company’s revenues, operating income, and net income, management believes that adding back the deferred revenue write-down associated with fair value accounting for acquired businesses provides a better indication of the ongoing performance of the Company. Both on a quarterly and year-to-date basis, the revenue for the acquired contracts is deferred and typically recognized over a one-year period, so our GAAP revenues for the one-year period after the acquisition will not reflect the full amount of revenues that would have been reported if the acquired deferred revenue was not written down to fair value.

These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance which are prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. Investors are encouraged to review the reconciliations of our GAAP to non-GAAP financial measures, which are set forth below in this release.

About HealthStream
HealthStream (NASDAQ: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of software-as-a-service (SaaS) solutions are used by, collectively, approximately 3.4 million healthcare employees in the U.S. for training & learning management, talent management, performance assessment, and managing simulation-based education programs. Our research solutions provide valuable insight to healthcare providers to meet HCAHPS requirements, engage their workforce, and enhance physician alignment. Based in Nashville, Tennessee, HealthStream has additional offices in Laurel, Maryland, Brentwood, Tennessee, and Pensacola, Florida. For more information, visit http://www.healthstream.com or call 800-933-9293.

HEALTHSTREAM, INC.
Summary Financial Data
(In thousands, except per share data)

	Unaudited
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues	$33,659	$26,380	$95,224	$75,894
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	14,092	10,804	39,483	30,546
Product development	3,210	2,278	8,594	6,328
Sales and marketing (1)	5,888	4,423	16,538	14,637
Other general and administrative	4,551	3,472	13,640	9,491
Depreciation and amortization	2,039	1,672	5,812	4,779

Total operating expenses	29,780	22,649	84,067	65,781
Operating income	3,879	3,731	11,157	10,113
Other income	46	42	121	87

Income before income taxes	3,925	3,773	11,278	10,200
Income tax provision	1,629	1,796	4,620	4,376

Net income	$2,296	$1,977	$6,658	$5,824

Net income per share:
Net income per share, basic	$0.08	$0.08	$0.25	$0.22

Net income per share, diluted	$0.08	$0.07	$0.24	$0.21

Weighted average shares outstanding:
Basic	27,085	26,173	26,716	26,100

Diluted	27,735	27,591	27,598	27,476

(1)	Includes approximately $870,000 of expenses associated with the customer Summit during the nine months ended September 30, 2012

HEALTHSTREAM, INC.
Condensed Consolidated Balance Sheets
(In thousands)

	Unaudited
	September 30,	December 31,
	2013	2012(1)
ASSETS
Current assets:
Cash and cash equivalents	$55,103	$41,365
Marketable securities – short term	49,592	51,952
Accounts and unbilled receivables, net	23,960	16,511
Prepaid and other current assets	11,444	6,004
Deferred tax assets, current	549	2,459

Total current assets	140,648	118,291
Capitalized software development, net	10,584	9,732
Property and equipment, net	7,870	7,820
Goodwill and intangible assets, net	44,875	38,104
Other assets	824	581

Total assets	$204,801	$174,528

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$19,020	$11,886
Deferred revenue	35,327	23,146

Total current liabilities	54,347	35,032
	6,555	6,474

Deferred tax liabilities, non-current	6,555	6,474
Other long-term liabilities	643	826

Total liabilities	61,545	42,332
Shareholders’ equity:
Common stock	162,469	158,020
Comprehensive income (loss)	(29)	18
Accumulated deficit	(19,184)	(25,842)

Total shareholders’ equity	143,256	132,196

Total liabilities and shareholders’ equity	$204,801	$174,528

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2012

HEALTHSTREAM, INC.
Condensed Consolidated Statement of Cash Flows
(In thousands)

	Unaudited
	Nine Months Ended
	September 30,	September 30
	2013	2012
Operating activities:
Net income	$6,658	$5,824
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,812	4,779
Deferred income taxes	4,560	4,200
Share-based compensation	1,088	837
Loss on equity investments	30	—
Excess tax benefits from equity awards	72	—
Provision for doubtful accounts	95	70
Changes in assets and liabilities:
Accounts and unbilled receivables	(7,312)	451
Prepaid and other assets	(4,228)	1,662
Accounts payable, accrued and other liabilities	4,175	(2,989)
Deferred revenue	11,904	768

Net cash provided by operating activities	22,854	15,602

Investing activities:
Business combinations, net of cash acquired	(7,362)	(2,904)
Changes in marketable securities	1,150	(60,158)
Changes in other investments	(300)	(250)
Purchases of property and equipment	(2,414)	(3,185)
Payments associated with capitalized software development	(3,017)	(3,097)

Net cash used in investing activities	(11,943)	(69,594)

Financing activities:
Proceeds from exercise of stock options	3,057	791
Excess tax benefits from equity awards	(72)	—
Taxes paid related to net settlement of equity awards	(158)	—

Net cash provided by financing activities	2,827	791

Net increase (decrease) in cash and cash equivalents	13,738	(53,201)
Cash and cash equivalents at beginning of period	41,365	76,904

Cash and cash equivalents at end of period	$55,103	$23,703

Reconciliation of GAAP to Non-GAAP Financial Measures(1)
(In thousands, except per share data)

	Unaudited
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
GAAP net income	$2,296	$1,977	$6,658	$5,824
Interest income	(69)	(52)	(189)	(123)
Interest expense	13	13	38	38
Income tax provision	1,629	1,796	4,620	4,376
Share-based compensation expense	378	296	1,088	837
Depreciation and amortization	2,039	1,672	5,812	4,779

Adjusted EBITDA	$6,286	$5,702	$18,027	$15,731

GAAP revenues	$33,659	$26,380	$95,224	$75,894
Add: deferred revenue write-down	167	92	667	92

Non-GAAP revenues	$33,826	$26,472	$95,891	$75,986

GAAP operating income	$3,879	$3,731	$11,157	$10,113
Add: deferred revenue write-down	167	92	667	92

Non-GAAP operating income	$4,046	$3,823	$11,824	$10,205

GAAP net income	$2,296	$1,977	$6,658	$5,824
Add: deferred revenue write-down, net of tax	98	53	394	53

Non-GAAP net income	$2,394	$2,030	$7,052	$5,877

(1) This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, non-GAAP revenue, and adjusted EBITDA, which are used by management in analyzing its financial results and ongoing operational performance.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2013 that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The forward-looking statements are subject to significant uncertainties and other risks referenced in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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